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                                                                     EXHIBIT 3.5

                            CERTIFICATE OF CORRECTION
                                       OF
            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                       OF

                                VARIAGENICS, INC.

It is hereby certified that:

         1. The name of the corporation (hereinafter called the "corporation") is Variagenics, Inc.

         2. The Certificate of Amendment of Certificate of Incorporation of the corporation, which was filed by the Secretary of State of Delaware on July 30, 1999 is hereby corrected.

         3. The inaccuracy to be corrected in said instrument is as follows:

    The number of shares designated for the Series B Convertible Preferred Stock was incorrectly typed as 1,883,547 whereas it should have been 1,883,549 shares of Series B Convertible Preferred Stock and as a further result of this error the total number of shares of authorized preferred stock of the corporation should have been 9,732,208 rather than 9,732,206.

         4. The portion of the instrument in corrected form is as follows:

    "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Twelve Million Forty-two Thousand Three Hundred (12,042,300) shares of Common Stock, $.0l par value per share ("Common Stock"), and (ii) Nine Million Seven Hundred Thirty-two Thousand Two Hundred Eight (9,732,208) shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), of which Five Hundred Three Thousand Seven Hundred Eighty-Seven (503,787) shares have been designated Series A Convertible Preferred Stock, and One Million Eight Hundred Eighty-Three Thousand Five Hundred Forty-Nine (1,883,549) shares have been designated Series B Convertible Preferred Stock, Seventy-Seven Thousand Five Hundred Nineteen (77,519) shares have been designated Series C Convertible Preferred Stock, Three Hundred Twenty Thousand (320,000) shares have been designated Series D Convertible Preferred Stock, Four Million Six Hundred Forty-Eight Thousand Seven Hundred Eighty-Nine (4,648,789) shares have been designated Series E Convertible Preferred Stock, and Two Million Two Hundred Ninety-Eight Thousand Five Hundred Sixty-Four (2,298,564) shares have been designated Series E-2 Convertible Preferred Stock."


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    Signed on this 28th day of March, 2000.


                                           /s/ Taylor J. Crouch
                                           -------------------------------------
                                           Taylor J. Crouch
                                           President and Chief Executive Officer